Contact:	Keith Williams, President & CEO The Keller Manufacturing Company (812) 738-2222

KELLER MANUFACTURING COMPANY NAMES NEW MANAGEMENT TEAM

CORYDON, IN (August 8, 2003) — The Board of Directors of Keller Manufacturing Company, Inc. (OTCBB: KMFC) announced today a major reorganization of its management team and named Keith Williams President and Chief Executive Officer. Mr. Williams joins Keller Manufacturing with over twenty years of in-depth operational experience in business and manufacturing, more than half of which was spent at Child Craft Industries.

Along with Mr. Williams, the Board named three additional new appointments: David T. Richardson as Chief Financial Officer; Kenneth B. Fonville as President, Keller Design Center; and Victor P. Roos as Vice President, Sales and Marketing. Mr. Williams, Mr. Richardson, and Mr. Fonville will all be joining the Board as directors.

“We feel this team has an outstanding reputation within the industry and an extensive knowledge of the business. Three of the four of us have been President or General Manager of divisions of public companies as well as leaders of private entities,” stated Mr. Williams.

“Keller is an established, well respected, 108-year old company that has tremendous potential. The changes the industry is undergoing represent a unique opportunity for Keller to return to growth and excel”, stated Mr. Fonville.

Keith Williams
Mr. Williams most recently served as President and CEO of Louisville-based bCatalyst, Inc., which offers venture capital to early stage companies, represents buyers and sellers of businesses through its merger, acquisition, and brokerage services, and performs contract management services.

Prior to starting bCatalyst in 2000, Mr. Williams served as President of San Francisco-based StreetFusion, a leading provider of investor relations tools for public companies and investment firms. StreetFusion was purchased in 2001 by CCBN, the leading investor relations firm.

From 1994 through early 1999, Mr. Williams served as Chief Operating Officer and later President and General Manager of SerVend International in Sellersburg, Indiana, a leading supplier of ice and beverage systems, which was acquired by Manitowoc Company in 1998. SerVend was cited nationally for its quality and business excellence, including a nomination for the Malcolm Baldrige National Quality Award in 1998.

From 1982 through 1994, Mr. Williams served in various positions at Child Craft Industries in Salem, Indiana, including Vice President of Engineering and Design and Vice President of Operations.

Mr. Williams holds two U.S. patents in furniture design and function, as well as a degree in Mechanical Engineering from Purdue University.

David T. Richardson
Mr. Richardson has over 16 years of financial leadership in industry, public accounting and banking. Since 2001 he has served as Managing Partner of Capital Consulting Group, LLC, a Louisville-based public accounting firm specializing in financial consulting and restructuring services. From 1998 – 2001, he served as Vice President, Finance for High Speed Access Corp. where he was responsible for accounting, financial reporting, investments, and assisted in raising approximately $450MM of equity and debt capital. Prior to that Mr. Richardson was an auditor with PricewaterhouseCoopers in Louisville, Kentucky and a commercial lender with Wachovia Bank in Atlanta, Georgia.

Mr. Richardson has an MBA from the Darden Graduate School of Business Administration at The University of Virginia and a Bachelor of Science in Business Administration from The University of Tennessee and is a Certified Public Accountant.

Kenneth B. Fonville
Mr. Fonville has over thirty years of experience in the furniture industry, serving as President of Pennsylvania House Furniture, a division of La-Z-Boy, from 1996 – 2002. Prior to joining Pennsylvania House, Mr. Fonville served as President and CEO of Hood Furniture from 1994 – 1996. He previously served as Senior Vice President, Sales and Marketing, for Drexel Heritage Furnishings from 1991 – 1994, and Vice President, General Manager of Bernhardt Furniture Industries from 1985 – 1991.

Mr. Fonville got his start in the industry with Armstrong World Industries and Thomasville Furniture Industries, a subsidiary at the time, in 1971 as a sales representative. Over his fourteen years with the company, he held a variety of positions of increasing responsibility, ending as Manager, Product and Merchandising for the Thomasville Division.

Mr. Fonville has a Bachelor of Science in Business Administration from West Virginia University.

Victor P. Roos
Mr. Roos has over fourteen years experience in materials, operations, engineering, and sales management. Most recently, Mr. Roos worked for Jasper, Indiana-based Kimball International where he served as Business Development/Sales Manager responsible for the Flexcell Jasper Power Drive business. Prior to Kimball, he served as Production Manager and later Senior Account Manager for New Albany, Indiana-based Beach Mold & Tool. Mr. Roos also has held management positions with Fire King International, Child Craft Industries, and American Air Filter.

Mr. Roos has a Master of Business Administration degree from Indiana University and a Bachelor of Science in Management from Indiana University.

About Keller
The Keller Manufacturing Company, Inc. is a leading manufacturer of solid wood bedroom, dining room and occasional furniture. The Company operates two production facilities located in Corydon, Indiana and New Salisbury, Indiana.

Keller Furniture is sold through middle to upper-middle priced retailers in all 50 United States and Canada. Keller also has distribution in Japan, Europe, and the Middle East.

For more information about The Keller Manufacturing Company, Inc., visit our website at www.kellerfurniture.com.

The news release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements may include statements regarding the intent, belief or current expectations of The Keller Manufacturing Company, Inc. (the “Company” or its officers with respect to (i) the Company’s strategic plans, (ii) the policies of the Company regarding capital expenditures, dividends, financing and other matters, and (iii) industry trends affecting the Company’s financial condition or results of operations. Readers of this news release are cautioned that reliance on any forward-looking statement involves risks and uncertainties. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There can be no assurance that the forward looking statements contained in this news release will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company’s objectives will be achieved.